GREENSPRING FUND, INC.
SIXTH AMENDMENT TO THE FUND ACCOUNTING SERVICING AGREEMENT

THIS SIXTH AMENDMENT dated as of May 12, 2016, to the Fund Accounting Servicing Agreement, dated as of June 28, 2005, as amended May 1, 2009, May 1, 2010, February 1, 2011, April 25, 2012 and May 30, 2013 (the “Agreement”), is entered into by and between GREENSPRING FUND, INC., a Maryland corporation (the “Fund”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the length of the Agreement and the fees; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Section 15. Term of Agreement; Amendment shall be superseded and replaced with the following:

15.  Term of Agreement; Amendment; Early Termination. This Agreement will continue in effect through June 30, 2019. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Subsequent to June 30, 2019, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Fund, and authorized or approved by the Board of Directors.

In the absence of any material breach of this Agreement, should the Fund elect to terminate this Agreement prior to June 30, 2019 the Fund agrees to pay the following fees:

a) An early termination fee equal to three times the base fee calculated pursuant to the current fee schedule for the month preceding the date of termination.  In no event shall the Fund's total obligation to pay early termination fees calculated according to all service line agreements (Custody, Distribution, Fund Accounting, Fund Administration
and Transfer Agency) exceed in its entirety $125,000;
b) All fees associated with converting services to a successor service provider;
c) All fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to a successor service provider;
d) All miscellaneous costs associated with a-c above

Amended Exhibit A, the fees of the Agreement, shall be superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GREENSPRING FUND, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Elizabeth Agresta Swam	By: /s/ Michael R. McVoy

Name: Elizabeth Agresta Swam	Name: Michael R. McVoy

Title: 5/23/16	Title: Executive Vice President

Amended Exhibit A to the Fund Accounting Servicing Agreement

Greenspring Fund, Inc.

Fee Schedule effective July 1, 2016

Domestic Equity & Fixed Income Funds

Annual fee based upon assets per Fund*
$___ for the first $___
  ___ basis points on the next $___
  ___ basis points on the balance above $___

Minimum per Fund: $___

Multiple Classes – Additional per class: $___

Plus miscellaneous expenses, including but not limited to pricing, corporate actions, and factor services (these fees are considered miscellaneous expenses):

•	$___ Domestic and Canadian Equities
•	$___ Options
•	$___ Corp/Gov/Agency Bonds
•	$___ CMOs
•	$___ International Equities and Bonds
•	$___ Municipal Bonds
•	$___ Money Market Instruments
•	$___/fund/month – Mutual Fund Pricing
•	$___/equity security/month domestic corporate actions
•	$___/equity security/month global corporate actions
•	$___/month Manual Security Pricing (>10/day)
•	Factor Services (BondBuyer)
o	$___/CMO/month
o	$___/mortgage backed/month
o	No pricing fee minimums apply

Fees are billed monthly

*Subject to CPI increase, Milwaukee MSA – WAIVED if three year agreement term signed